Exhibit 21
SUBSIDIARIES

American National Group, Inc.'s significant subsidiaries, as of December 31, 2021, are:

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Alternative Benefit Management, Inc.	Nevada
American National Administrators, Inc.	Texas
American National County Mutual Insurance Company[1]	Texas
American National General Insurance Company	Missouri
American National Insurance Company	Texas
American National Insurance Service Company	Missouri
American National Life Insurance Company of Texas	Texas
American National Life Insurance Company of New York	New York
American National Lloyds Insurance Company[2]	Texas
ANH Investments, LLC	Nevada
American National Property and Casualty Company	Missouri
American National Registered Investment Advisor, Inc.	Texas
ANICO Eagle, LLC	Texas
ANICO Financial Services, Inc.	Texas
AN/CAN Investments, Inc.	British Columbia, Canada
ANDV 97, LLC.	Texas
ANIND TX, LLC.	Texas
ANPAC Lloyds Insurance Management, Inc.	Texas
ANPAC Louisiana Insurance Company	Louisiana
ANREINV, LLC.	Texas
ANTAC, LLC.	Texas
Baron Phoenix Apts, LLC	Arizona
Chipman Development Corporation	Alberta, Canada
Farm Family Casualty Insurance Company	New York
Garden State Life Insurance Company	Texas
Germann Road Land Development, LLC	Colorado
Pacific Property and Casualty Company	California
South Shore Harbour Development, LLC	Texas
Standard Life and Accident Insurance Company	Texas
Standard Plus, Inc.	Texas
United Farm Family Insurance Company	New York

1 Not controlled by ownership, but by management contract with American National Insurance Company.
2 Not controlled by ownership, but by management contract with ANPAC Lloyds Insurance Management, Inc.